Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Casual Male Retail Group, Inc. for the registration of 1,818,504 shares of Casual Male Retail Group, Inc. common stock and to the incorporation by reference therein of our report dated March 24, 2004, with respect to the consolidated financial statements and schedule of Casual Male Retail Group, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2004, filed with the Securities and Exchange Commission.

                                                    /s/ Ernst & Young LLP

Boston, Massachusetts
November 17, 2004